Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4 of Graphic Packaging International, Inc. of our report dated February 28, 2008, except as to the reporting segment revision as described in Note 18 “Business Segment and Geographic Area Information” which is as of March 4, 2009, relating to the financial statements and financial statement schedule of Graphic Packaging Holding Company (formerly known as Graphic Packaging Corporation), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
Atlanta, Georgia
October 1, 2009